Exhibit 3.1

AMENDMENT TO THE BYE-LAWS

OF

SENSUS (BERMUDA 2) LTD.

Adopted by

Joint Unanimous Written Resolutions of the Board and Directors and Sole Member

on October 22, 2009

1. The name “Sensus Metering Systems (Bermuda 2) Ltd.” is hereby deleted in each and every instance in which it appears in the Bye-laws and replaced in each such instance with “Sensus (Bermuda 2) Ltd.”

2. Except as specifically set forth herein, the Bye-laws shall not be amended, modified or otherwise altered.